As filed with the Securities and Exchange Commission on April 4, 2023
Registration No. 333-266099
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT
NO. 1 TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
UNITED MARITIME CORPORATION
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	4412	N.A.
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
United Maritime Corporation
154 Vouliagmenis Avenue
166 74 Glyfada
Greece
Tel: +30 213 0181507
(Address and telephone number of Registrant’s principal executive offices)
With copy to:
Will Vogel
Watson Farley & Williams LLP
250 West 55th Street
New York, New York 10019
(212) 922-2200 (telephone number)
(212) 922-1512 (facsimile number)
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680 (Phone)
(302) 738-7210 (Fax)
(Name, Address and telephone number of agent for service)
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
United Maritime Corporation, or the Company, filed with the U.S. Securities and Exchange Commission, or the Commission a registration statement on Form F-1 (File No. 333-266099) on July 12, 2022, which was declared effective on July 18, 2022. We refer to this registration statement as the “Registration Statement.”
This Post-Effective Amendment No. 1 to Form F-1 (this “Post-Effective Amendment”) is being filed to (i) update certain other information in the prospectus relating to the offering and sale of the securities that were registered on the Registration Statement, and (ii) incorporate by reference the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, which was filed with the Securities and Exchange Commission on April 4, 2023.
No additional securities are being registered under this Post-Effective Amendment. All filing fees payable in connection with the registration of the 7,035,970 common shares issuable upon exercise of the outstanding Class A Warrants were previously paid by the Company in connection with the filing of the Registration Statement.
The Registration Statement covered the offering and sale of a minimum of 3,076,924 units and a maximum of 12,307,692 units, each consisting of one common share (or pre-funded warrant in lieu of one common share) and one Class A Warrant to purchase one common share. In a public offering which closed on July 20, 2022, 8,000,000 Class A Warrants were issued as a component of units under the Registration Statement, which units separated immediately upon their issuance. The Class A Warrants were immediately exercisable upon issuance and expire on July 20, 2027. The Registration Statement also covered the issuance of common shares (including related preferred stock purchase rights) from time to time upon exercise of the Class A Warrants. This Post-Effective Amendment relates only to the issuance of up to 7,035,970 common shares upon exercise of the Class A Warrants outstanding as of March 31, 2023, and other than such common shares underlying Class A Warrants, no other securities will be offered pursuant to this Post-Effective Amendment.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 4, 2023
PROSPECTUS

United Maritime Corporation

Up to 7,035,970 Common Shares
Issuable Upon the Exercise of Outstanding Class A Warrants
This prospectus relates to the issuance of up to 7,035,970 of our common shares issuable upon the exercise of 7,035,970 Class A Warrants outstanding as of March 31, 2023 to purchase common shares, which we refer to as the Class A Warrants. The Class A Warrants were issued in connection with our underwritten public offering which closed on July 20, 2022.
Each Class A Warrant has an exercise price of $2.25 per share, subject to adjustment, was exercisable upon issuance and will expire on July 20, 2027.
The common shares underlying the Class A Warrants include preferred stock purchase rights that trade with the common shares.
Our common shares are listed on the Nasdaq Capital Market (“Nasdaq”) and began trading on Nasdaq on July 6, 2022 under the symbol “USEA”.
There is no established trading market for the Class A Warrants, and we do not expect an active trading market to develop. We do not intend to list the Class A Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited.
Investing in our securities involves a high degree of risk. See “Risk Factors” below, beginning on page 4, and in our Annual Report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference herein, to read about the risks you should consider before investing in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2023.

i

ABOUT THIS PROSPECTUS
As permitted under the rules of the U.S. Securities and Exchange Commission, or the Commission, this prospectus incorporates important information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to United Maritime Corporation, 154 Vouliagmenis Avenue, 166 74 Glyfada, Greece. Our telephone number is +30 213 0181507. See “Where You Can Find More Information.”
You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus that we authorize to be distributed to you. We have not authorized anyone to provide you with additional or different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus.
We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Without limiting the generality of the foregoing, all statements in this registration statement concerning or relating to estimated and projected earnings, margins, costs, expenses, expenditures, cash flows, growth rates, future financial results and liquidity are forward-looking statements. In addition, we, through our senior management, from time to time may make forward-looking public statements concerning our expected future operations and performance and other developments.
The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.
Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the section entitled “Risk Factors” herein and “Item 3. Key Information—D. Risk Factors” of our Annual Report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference herein. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things:
•	changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand;
•	changes in seaborne and other transportation patterns;
•	changes in worldwide oil production and consumption and storage;
•	changes in the supply of or demand for dry bulk commodities, including dry bulk commodities carried by sea, generally or in particular regions;
•	fluctuations in the supply and demand of crude oil and petroleum products and changes in the patterns of trade;
•	changes in the number of newbuildings under construction in the dry bulk or tanker shipping industry;
•	changes in the useful lives and the value of our vessels and other vessels we may acquire and the related impact on our compliance with loan covenants;
•	the aging of our fleet and increases in operating costs;
•	changes in our ability to complete future, pending or recent acquisitions or dispositions;
•	our ability to achieve successful utilization of our expanded fleet;
•
changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities;

•	risks related to our business strategy, areas of possible expansion or expected capital spending or operating expenses;

•	our dependence on Seanergy Maritime Holdings Corp. (“Seanergy”) and our third-party managers to operate our business;
•	changes in the availability of crew, number of off-hire days, classification survey requirements and insurance costs for our vessels and other vessels we may acquire;
•	changes in our relationships with our contract counterparties, including the failure of any of our contract counterparties to comply with their agreements with us;
•	loss of our customers, charters or vessels and other vessels we may acquire;
•	damage to our vessels and other vessels we may acquire;
•	potential liability from future litigation and incidents involving our vessels and other vessels we may acquire;
•	our future operating or financial results;
•	acts of terrorism and other hostilities, pandemics or other calamities (including, without limitation, the worldwide novel coronavirus, or COVID-19, outbreak);
•	risks associated with the COVID-19 pandemic, including its effects on demand for dry bulk products, petroleum and other types of products, crew changes and the transportation thereof;
•	changes in global and regional economic and political conditions, including conditions in the oil industry;
•	general domestic and international political conditions or events, including “trade wars” and the ongoing war between Russia and Ukraine and related sanctions; and
•	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the marine transportation industry.
Should one or more of the foregoing risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.
We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Republic of the Marshall Islands and our principal executive offices are located outside the United States. Certain of our directors and officers reside outside the United States. In addition, substantially all of our assets and the assets of certain of our directors and officers are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.
Furthermore, there is substantial doubt that courts in jurisdictions outside of the U.S. (i) would enforce judgments of U.S. courts obtained in actions against us or our directors or officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our directors or officers based on those laws.
v

PROSPECTUS SUMMARY
This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2022.
Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “United,” “we,” “us” and “our” refer to United Maritime Corporation and all of its subsidiaries, and “United Maritime Corporation” refers only to United Maritime Corporation and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Unless otherwise indicated, all references in this prospectus to “$” or “dollars” are to U.S. dollars, and financial information presented in this prospectus is derived from the financial statements incorporated by reference in this prospectus that were prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.
Overview
United Maritime Corporation is an international shipping company specializing in worldwide seaborne transportation services. We currently operate one LR2 tanker vessel, three Capesize dry bulk vessels, one Kamsarmax dry bulk vessel and one Panamax dry bulk vessel, with an aggregate cargo-carrying capacity of approximately 795,812 dwt and an average age of approximately 15.3 years. Upon delivery of an additional Kamsarmax dry bulk vessel we have agreed to acquire, our operating fleet will consist of seven vessels with an aggregate cargo-carrying capacity of approximately 877,320 dwt.
The following table lists the vessels in our fleet as of the date of this prospectus:
Vessel Name	Sector	Year Built	Dwt	Flag	Yard	Type of Employment
Epanastasea	Tanker / LR2	2008	109,647	Marshall Islands	Dalian	Fixed Rate T/C(1)
Goodship	Dry Bulk / Capesize	2005	177,536	Liberia	Mitsui	T/C Index Linked(2)
Tradership	Dry Bulk / Capesize	2006	176,925	Marshall Islands	Namura	T/C Index Linked(3)
Gloriuship	Dry Bulk / Capesize	2004	171,314	Marshall Islands	Hyundai	T/C Index Linked(4)
Oasea	Dry Bulk / Kamsarmax	2010	82,217	Marshall Islands	Tsuneishi	T/C Index Linked(5)
Chrisea	Dry Bulk / Panamax	2013	78,173	Marshall Islands	Shin Kurushima	T/C Index Linked(6)
(1)
In September 2022, the Company took delivery of the M/T Epanastasea with an attached time-charter with A.D.N.O.C. for a remaining period of three months at a gross daily rate of $26,500. In November 2022, the charter was extended with a minimum expiration of March 26, 2023 and a maximum expiration in April 2023. The daily charter hire for the extension period starting on December 17, 2022 is $43,500. In March 2023, the charter was further extended for six months at a daily charter hire of $40,000 commencing from completion of the drydock and satisfaction of certain vetting approvals.

(2)
Chartered by an international commodities trader and delivered to the charterer on November 12, 2021 for a period of about 9 to about 12 months and was further extended until minimum June 30, 2023 to maximum December 31, 2023. The daily charter hire is based on the Baltic Capesize Index (“BCI”). In addition, the time charter provides us with the option to convert the index linked rate to a fixed rate for a period of between two and 12 months priced at the prevailing Capesize FFA for the selected period.

(3)
Chartered by a major European charterer and delivered to the charterer on July 26, 2022 for a period employment of about 11 to about 15 months. The daily charter hire is based on the BCI. In addition, the time charter provides us with the option to convert the index linked rate to a fixed rate for a period of between three and nine months priced at the prevailing Capesize FFA for the selected period.

(4)
Chartered by an international commodities trader and delivered to the charterer on March 14, 2023 for a period employment of about 11 to about 15 months. The daily charter hire is based on the BCI. In addition, the time charter provides us with the option to convert the index linked rate to a fixed rate for a period of between two and 12 months priced at the prevailing Capesize FFA for the selected period.

(5)
Chartered by a major European charterer and is expected to be delivered to the charterer by mid-April 2023 for a period employment of minimum 11 to about 14 months. The daily charter hire is based on the Baltic Panamax Index (“BPI”). In addition, the time charter provides us with the option to convert the index linked rate to a fixed rate for a period of minimum two months based on the prevailing Panamax FFA for the selected period.

(6)
Chartered by an international commodities trader and delivered to the charterer on February 25, 2023 for a period employment of about 12 to about 15 months. The daily charter hire is based on the BPI. In addition, the time charter provides us with the option to convert the index linked rate to a fixed rate for a period of minimum two months based on the prevailing Panamax FFA for the selected period.

Implications of Being an Emerging Growth Company
We had less than $1.07 billion in revenue during our last fiscal year, which means that we qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage or specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting under Section 404(b) of Sarbanes-Oxley; and
•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if, among other things, we have more than $1.07 billion in “total annual gross revenues” during the most recently completed fiscal year. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to “opt out” of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Corporate Information
We were incorporated under the laws of the Republic of the Marshall Islands on January 20, 2022. Our registered address is located at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our registered agent in the Republic of the Marshall Islands is: The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our principal executive office is located at 154 Vouliagmenis Avenue, 166 74 Glyfada, Greece. Our principal executive office telephone number is +30 213 0181507. Our corporate website address is www.unitedmaritime.gr. The information contained on our website does not constitute part of this prospectus. The Commission maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov.

THE OFFERING
Issuer
United Maritime Corporation, a Marshall Islands corporation
Securities offered by us
Up to 7,035,970 Common Shares issuable from time to time upon the exercise of Class A Warrants outstanding as of March 31, 2023. Each Class A Warrant has an exercise price of $2.25 per share, subject to adjustment, was exercisable on issuance, and will expire on July 20, 2027.
Common shares to be outstanding immediately after the offering(1)
15,922,213 shares, assuming all Class A Warrants are exercised on a cash basis.
Use of proceeds
We estimate that we would receive net proceeds of approximately $15.8 million if all outstanding Class A Warrants are exercised on a cash basis at the current exercise price of $2.25 per common share. It is possible that some or all of the Class A Warrants may expire and may never be exercised or may be exercised on a cashless basis.
We intend to use the net proceeds from the exercise of warrants for general corporate purposes which may include, among other things, prepaying debt or funding the acquisition of vessels in accordance with our growth strategy. We do not currently have definitive plans for any debt prepayments nor have we definitively identified any potential acquisitions, and we can provide no assurance that we will be able to complete any debt prepayment or the acquisition of any vessel that we are able to identify.
See “Use of Proceeds.”
Listing
Our common shares currently trade on the Nasdaq Capital Market under the symbol “USEA”.
Risk factors
Investing in our securities involves a high degree of risk. See “Risk Factors” below, beginning on page 4, and in our Annual Report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference herein, to read about the risks you should consider before investing in our securities.
(1)
The number of our common shares issued and outstanding following this offering as shown above is based on 8,886,243 common shares issued and outstanding on March 31, 2023 and excludes 1,300,000 common shares issuable under our 2022 Equity Incentive Plan, as amended.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference herein, and as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.
Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.
We intend to use the net proceeds received upon exercise of the Class A Warrants for general corporate purposes. Ultimately, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, prospects, financial condition, operating results and cash flow.
The Class A Warrants are speculative in nature.
The Class A Warrants offered hereby do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed exercise price, subject to adjustment pursuant to the terms of the Class A Warrants. There can be no assurance that the market value of the common shares will equal or exceed the exercise price of the Class A Warrants.
There is no public market for the Class A Warrants being offered in this offering and we do not expect one to develop.
There is presently no established public trading market for the Class A Warrants being offered in this offering and we do not expect a market to develop. In addition, we do not intend to apply to list the Class A Warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Class A Warrants will be limited.
Purchasers of our Class A Warrants will not have any rights of common shareholders until common shares are issued upon exercise of such Class A Warrants.
Prior to the issuance of common shares upon their exercise, the Class A Warrants do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather represent merely the right to acquire common shares at a fixed price.

USE OF PROCEEDS
We estimate that we would receive net proceeds of approximately $15.8 million if all outstanding Class A Warrants are exercised on a cash basis at the current exercise price of $2.25 per common share. It is possible that some or all of the Class A Warrants may expire and may never be exercised or may be exercised on a cashless basis.
We intend to use the net proceeds from the exercise of warrants for general corporate purposes which may include, among other things, prepaying debt or funding the acquisition of vessels in accordance with our growth strategy. We do not currently have definitive plans for any debt prepayments nor have we definitively identified any potential acquisitions, and we can provide no assurance that we will be able to complete any debt prepayment or the acquisition of any vessel that we are able to identify.

CAPITALIZATION
The following table sets forth our capitalization and indebtedness as of December 31, 2022:
•	on an actual basis;
•
on an as adjusted basis, to give effect to (i) proceeds of $1.7 million from Class A warrants exercises for the issuance of 706,000 common shares, (ii) an 18-month bareboat charter agreement for the M/V Chrisea at a daily rate of $7.3 thousand, with an approximate liability of $14.7 million (finance lease), (iii) a drawdown of $12.3 million for the financing of the M/V Oasea through a sale and leaseback agreement with Neptune Maritime Leasing Limited (other financial liabilities) and (iv) the dividend declared of $0.075 per share for the fourth quarter of 2022 to all shareholders of record as of March 22, 2023, amounting to $0.7 million; and

•	on an as further adjusted basis, to give effect to the assumed exercise of the 7,035,970 outstanding Class A warrants at their exercise price of $2.25.
There have been no significant changes since December 31, 2022 through March 31, 2023, other than the adjustments described above. The financial data included herein has been prepared in accordance with U.S. GAAP. This table should be read in conjunction with Item 5. “Operating and Financial Review and Prospects”, the annual audited consolidated financial statements for the year ended December 31, 2022 in our Report on Form 20-F, filed with the Commission on April 4, 2023 and is incorporated by reference herein.
(All figures in thousands of U.S. dollars, except for share amounts)	Actual (audited)	As Adjusted (unaudited)*	As Further Adjusted (unaudited)*
Long-term debt and other financial liabilities
Secured long-term debt (net of deferred finance costs of $594, on an actual, as adjusted and as further adjusted basis), other financial liabilities** and finance leases**	42,606	69,556	69,556
Total long-term debt and other financial liabilities	42,606	69,556	69,556

Stockholders’ equity
Series B Preferred stock, $0.0001 par value; 100,000,000 shares authorized on an actual, as adjusted and as further adjusted basis; 40,000 Series B preferred shares issued and outstanding as at December 31, 2022 and on an as adjusted and as further adjusted basis	—	—	—
Common stock, $0.0001 par value; 2,000,000,000 authorized shares as at December 31, 2022 and on an as adjusted and as further adjusted basis; 8,180,243 shares issued and outstanding as at December 31, 2022; 8,886,243 shares issued and outstanding as adjusted and 15,922,213 shares issued and outstanding as further adjusted	1	1	2
Additional paid-in capital	35,193	36,902	52,732
Retained earnings	29,374	28,708	28,708
Stockholders’ equity, net	64,568	65,611	81,442
Total capitalization	107,174	135,167	150,998
*	The As Adjusted and As Further Adjusted Additional paid-in capital and the Retained earnings do not include the incentive plan charge from January 1, 2023 to March 31, 2023.
**	The accounting treatment of the finance lease and the sale and leaseback transactions has not yet been finalized.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the description of our capital stock and the material terms of our amended and restated articles of incorporation and bylaws. Because the following is a summary, it does not contain all of the information that you may find useful. We refer you to our amended and restated articles of incorporation and bylaws, which are filed as exhibits in our Annual Report on Form 20-F for the year ended December 31, 2022 and are incorporated herein by reference.
Authorized Capitalization
Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.0001, of which 8,886,243 shares are issued and outstanding as of March 31, 2023, and 100,000,000 shares of preferred stock, par value $0.0001, of which 2,000,000 shares are designated Series A Preferred Stock and 40,000 shares are designated Series B Preferred Stock. As of the date of this prospectus, no shares of Series A Preferred Stock and 40,000 shares of Series B Preferred Stock are issued and outstanding. All of our shares of stock are in registered form.
Common Stock
Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of our preferred stock.
Prior to our initial spin-off transaction, or the Spin-Off, Seanergy, as our sole shareholder approved the amendment of our articles of incorporation to effect one or more reverse stock splits of the shares of our common stock issued and outstanding at the time of the reverse split at a cumulative exchange ratio of between one-for-two and one-for-five hundred, with our board of directors to determine, in its sole discretion, whether to implement any reverse stock split, as well as the specific timing and ratio, within such approved range of ratios; provided that any such reverse stock split or splits are implemented prior to the third anniversary of the Spin-Off. While our board of directors will exercise its sole discretion as to whether and in what circumstances to effect any reverse stock split pursuant to this amendment of our articles of incorporation, the Seanergy’s determination to approve such amendment is intended to provide us the means to maintain compliance with the continued listing requirements of the Nasdaq Capital Market, in particular the bid price requirement, as well as to realize certain beneficial effects of a higher trading price for our common shares, including the ability to appeal to certain investors and potentially increased trading liquidity.
American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common shares.
Preferred Stock
Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred stock. At the time that any series of our preferred stock is authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights and preferences that could adversely affect the voting power and other rights of holders of our common stock and Series B Preferred Stock, or make it more difficult to effect a change in control. In addition, preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

Series B Preferred Stock
The following description of the characteristics of the Series B Preferred Shares is a summary and does not purport to be complete and is qualified by reference to the Statement of Designation which is filed as an exhibit to our Annual Report for the year ended December 31, 2022 and is incorporated herein by reference.
Voting. To the fullest extent permitted by law, each Series B preferred share entitles the holder hereof to 25,000 votes per share on all matters submitted to a vote of the shareholders of the Company, provided however, that no holder of Series B Preferred Shares may exercise voting rights pursuant to Series B Preferred Shares that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates (whether pursuant to ownership of Series B Preferred Shares, common shares or otherwise) to exceed 49.99% of the total number of votes eligible to be cast on any matter submitted to a vote of shareholders of the Company. To the fullest extent permitted by law, the holder of Series B Preferred Shares shall have no special voting or consent rights and shall vote together as one class with the holders of the common shares on all matters put before the shareholders.
Conversion. The Series B Preferred Shares are not convertible into common shares or any other security.
Redemption. The Series B Preferred Shares are not redeemable.
Dividends. The Series B Preferred Shares have no dividend rights.
Transferability. All issued and outstanding Series B Preferred Shares must be held of record by one holder, and the Series B Preferred Shares shall not be transferred or sold without the prior approval of our board of directors.
Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the Series B Preferred Shares will rank pari-passu with the common shareholders and shall be entitled to receive a payment equal to $0.0001 per share. The Series B preferred holder has no other rights to distributions upon any liquidation, dissolution or winding up of the Company.
Preferred Stock Purchase Rights
Prior to the Spin-Off, we entered into a Shareholders Rights Agreement, or the Rights Agreement, with American Stock Transfer & Trust Company, LLC, as Rights Agent.
Under the Rights Agreement, we will declare a dividend payable of one preferred stock purchase right, or Right, for each share of common stock outstanding immediately prior to the Spin-Off. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock, par value $0.0001, at an exercise price of $40.00 per share. The Rights will separate from the common stock and become exercisable only if a person or group acquires beneficial ownership of 10% (15% in the case of a passive institutional investor) or more of our common stock (including through entry into certain derivative positions) in a transaction not approved by our board of directors. In that situation, each holder of a Right (other than the acquiring person, whose Rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of shares of our common stock having a then-current market value equal to twice the exercise price. In addition, if the Company is acquired in a merger or other business combination after an acquiring person acquires 10% (15% in the case of a passive institutional investor) or more of our common stock, each holder of the Right will thereafter have the right to purchase, upon payment of the exercise price, a number of shares of common stock of the acquiring person having a then-current market value equal to twice the exercise price. The acquiring person will not be entitled to exercise these Rights. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other shareholder rights.
The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the Rights or a permitted offer, the Rights should not interfere with a merger or other business combination approved by our board of directors.
We have summarized the material terms and conditions of the Rights Agreement and the Rights below. For a complete description of the Rights, we encourage you to read the Rights Agreement, which we have filed as an exhibit hereto.

Detachment of the Rights
The Rights are attached to all certificates representing our currently outstanding common stock, or, in the case of uncertificated common shares registered in book entry form, which we refer to as “book entry shares”, by notation in book entry accounts reflecting ownership, and will attach to all common stock certificates and book entry shares we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire at the close of business on July 1, 2032, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the common stock and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:
•	the 10th day after public announcement that a person or group has acquired ownership of 10% (15% in the case of a passive institutional investor) or more of the Company's common stock; or
•
the 10th business day (or such later date as determined by the Company's board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 10% (15% in the case of a passive institutional investor) or more of the Company's common stock.

“Acquiring person” is generally defined in the Rights Agreement as any person, together with all affiliates or associates, who beneficially owns 10% or more of the Company's common stock then outstanding. However, the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company, any person holding shares of common stock for or pursuant to the terms of any such plan, or a passive institutional investor, are excluded from the definition of “acquiring person.” Inadvertent owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.
Our board of directors may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.
Until the Rights distribution date: (i) the Rights will be evidenced by the certificates for shares of Common Stock registered in the names of the holders thereof or, in the case of uncertificated shares of Common Stock registered in book-entry form by notation in book entry accounts reflecting the ownership of such shares of Common Stock (which certificates and Book Entry Shares, as applicable, shall also be deemed to be Rights Certificates) and not by separate Rights Certificates and (ii) the right to receive Rights Certificates will be transferable only in connection with the transfer of shares of Common Stock.
As soon as practicable after the Distribution Date, we will prepare, execute and send, or cause to be sent (and the Rights Agent will, if requested and provided with all necessary information and documents, in the discretion of the Rights Agent, at the expense of the Company, send or cause to be sent) by first-class, postage-prepaid mail, to each record holder of shares of Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, or the transfer agent or registrar for the Common Stock, a Rights Certificate evidencing one Right for each share of Common Stock so held.
We will not issue Rights with any shares of common stock we issue after the Rights distribution date, except as our board of directors may otherwise determine.
Flip-In Event
If an Acquiring Person obtains beneficial ownership of 10% (15% in the case of a passive institutional investor) or more of the Common Shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below under “Redemption of Rights”.
Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

Flip-Over Event
If, after an Acquiring Person obtains 10% (15% in the case of a passive institutional investor) or more of the Common Shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of Common Shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.
Anti-dilution
We may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or Common Shares. No adjustments to the Exercise Price of less than 1% will be made.
Redemption of Rights
We may redeem the Rights for $0.0001 per Right under certain circumstances. If we redeem any Rights, we must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.0001 per Right. The redemption price will be adjusted if we effect a stock dividend or a stock split.
Exchange of Rights
After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding Common Shares, our board of directors may extinguish the Rights by exchanging one Common Share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, we may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one Common Share.
Amendment of Terms of Rights
The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).
Our Amended and Restated Articles of Incorporation and Bylaws
The following description of our amended and restated articles of incorporation and bylaws is a summary is not complete, and is qualified by reference to our amended and restated articles of incorporation and bylaws filed as an exhibit to this registration statement.
Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time by the chairman of the board of directors, a majority of the entire board of directors, or the chief executive officer. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.
Directors
Our directors are elected by the affirmative vote of a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our amended and restated articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

The board of directors must consist of at least one member and not more than thirteen. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors, and to members of any committee, for attendance at any meeting or for services rendered to us.
Classified Board
Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.
Election and Removal
Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. The entire board of directors or any individual director may be removed, with cause, by a majority vote of holders of outstanding shares of our capital stock then entitled to vote at an election of directors. No director may be removed without cause by either the shareholders or the board of directors. Except as otherwise provided by applicable law, cause for the removal of a director shall be deemed to exist only if the director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been negligent or guilty of misconduct in the performance of his duties to the Company in any matter of substantial importance to the Company by (A) the affirmative vote of at least 80% of the directors then in office at any meeting of the board of directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetence directly affects his ability to serve as a director of the Company. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Dissenters’ Rights of Appraisal and Payment
Under the BCA, our shareholders generally have the right to dissent from the sale of all or substantially all of our assets not made in the usual course of our business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment.
Shareholders’ Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Anti-takeover Provisions of our Charter Documents
Our preferred stock purchase rights may have anti-takeover effects, as described above. In addition, several provisions of our amended and restated articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Limited Actions by Shareholders
Our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.
Our bylaws provide that the chairman of the board of directors, a majority of the board of directors, or the chief executive officer may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Blank Check Preferred Stock
Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 100,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.
Classified Board of Directors
Our amended and restated articles of incorporation provide for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of the Company. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.
Election and Removal of Directors
Our amended and restated articles of incorporation and bylaws prohibit cumulative voting in the election of directors. Our bylaws require parties other than our board of directors to give advance written notice of nominations for the election of directors. Our bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of two-thirds of the votes eligible to be cast by holders of outstanding shares of our capital stock then entitled to vote at an election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Super-Majority Approval Requirements
Our amended and restated articles of incorporation and bylaws provide that the vote of two-thirds of the votes eligible to be cast by holders of outstanding shares of our capital stock then entitled to vote is required to amend our bylaws or certain provisions of our articles of incorporation at any annual or special meeting of shareholders.
Business Combinations
Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under the laws of the Marshall Islands and “interested shareholders,” such provisions are included in our amended and restated articles of incorporation. Specifically, our amended and restated articles of incorporation will prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:
•	any person who is the beneficial owner of 15% or more of our issued and outstanding voting stock; or
•
any person who is our affiliate or associate and who held 15% or more of our issued and outstanding voting stock at any time within three years before the date on which the person's status as an interested shareholder is determined, and the affiliates and associates of such person.

•	Subject to certain exceptions, a business combination includes, among other things:
○	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;
○
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our issued and outstanding stock;

○	certain transactions that result in the issuance or transfer by us of any stock of ours to the interested shareholder;
○
any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

○
any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

•	These provisions of our amended and restated articles of incorporation do not apply to a business combination if:
○	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;
○
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock issued and outstanding at the time the transaction commenced, other than certain excluded shares;

○
at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our issued and outstanding voting stock that is not owned by the interest shareholder;

○	the shareholder was or became an interested shareholder prior to the consummation of the transactions;
○
a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

○
the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our amended and restated articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);
(ii)
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares; or
(iii)	a proposed tender or exchange offer for 50% or more of our issued and outstanding voting stock.
Class A Warrants
The following summary of certain terms and provisions of the Class A Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of Class A Warrant, which is filed as an exhibit hereto and is incorporated by reference herein. Prospective purchasers should carefully review the terms and provisions set forth in the form of Class A Warrant.
Exercisability. The Class A Warrants are exercisable at any time after their original issuance up to the date that is five years after their original issuance. The Class A Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the Class A Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Class A Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Class A Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Class A Warrant. No fractional common shares will be issued in connection with the exercise of a Class A Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.
Exercise Limitation. A holder will not have the right to exercise any portion of the Class A Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.
Exercise Price. The exercise price per whole common share purchasable upon exercise of the Class A Warrants is $2.25 per share. The exercise price of the Class A Warrants may also be reduced to any amount and for any period of time at the sole discretion of our board of directors. The exercise price and number of common shares issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares.
Transferability. Subject to applicable laws, the Class A Warrants may be offered for sale, sold, transferred or assigned without our consent.
Exchange Listing. We do not intend to apply for the listing of the Class A Warrants on any stock exchange. Without an active trading market, the liquidity of the Class A Warrants will be limited.
Warrant Agent. The Class A Warrants are issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. The Class A Warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.
Rights as a Shareholder. Except as otherwise provided in the Class A Warrants or by virtue of such holder’s ownership of our common shares, the holder of a Class A Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.
Fundamental Transactions. In the event of a fundamental transaction, as described in the Class A Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the Class A Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Class A Warrant, in the event of certain fundamental transactions, the holders of the Class A Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Class A Warrants on the date of consummation of such transaction.
Governing Law. The Class A Warrants and Warrant Agreement are governed by New York law.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
Our corporate affairs are governed by our amended and restated articles of incorporation, bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.
Marshall Islands	Delaware
Shareholder Meetings

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Unless otherwise provided in the articles of incorporation, any action required by the BCA to be taken at a meeting of shareholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote	For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to

Marshall Islands	Delaware
constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.
constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Removal:	Removal:

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

Any or all of the directors may be removed for cause by vote of the shareholders. The articles of incorporation or the specific provisions of a bylaw may provide for such removal by action of the board.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors

Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Dissenter’s Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all assets, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

Marshall Islands	Delaware
A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or

Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.

Reasonable expenses including attorneys’ fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of $50,000 or less.

TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax and Marshall Islands tax consequences of the ownership and disposition of the Units consisting of one common share or one pre-funded warrant to purchase one common share and one Class A Warrant to purchase one common share, and of the ownership, exercise, lapse and disposition of the Class A Warrants and pre-funded warrants, as well as the material U.S. federal and Marshall Islands income tax consequences applicable to us and our operations. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our common shares or warrants that is treated for U.S. federal income tax purposes as:
•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “United States Federal Income Taxation of Non-U.S. Holders.”
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common shares or warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common shares or warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.
This summary is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, its legislative history, Treasury Regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder's individual circumstances. In particular, this discussion considers only holders that will own and hold our common shares or warrants as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:
•	financial institutions or “financial services entities”;
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting for U.S. federal income tax purposes;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 10% or more (by vote or value) of our shares;
•	persons that own shares or warrants through an “applicable partnership interest”;

•	persons required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an “applicable financial statement”;
•	persons that hold our common shares or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.
This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws.
We have not sought, nor do we intend to seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.
Because of the complexity of the tax laws and because the tax consequences to any particular holder of our common shares or warrants may be affected by matters not discussed herein, each such holder is urged to consult with its tax advisor with respect to the specific tax consequences of the ownership and disposition of our common shares or warrants, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.
United States Federal Income Tax Consequences
Taxation of Operating Income in General
Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, constitutes income from sources within the United States, which we refer to as “U.S. source gross shipping income.”
Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are prohibited by law from engaging in transportation that produces income considered to be 100% from sources within the United States.
Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income earned by us that is derived from sources outside the United States will not be subject to any United States federal income tax.
We are subject to a 4% tax imposed without allowance for deductions for such taxable year, as described in “– Taxation in Absence of Exemption,” unless we qualify for exemption from tax under Section 883 of the Code, the requirements of which are described in detail below.
Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our U.S. source shipping income if (i) we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States and (ii) one of the following statements is true:
•
more than 50% of the value of our stock is owned, directly or indirectly, by “qualified shareholders,” that are persons (i) who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, and (ii) we satisfy certain substantiation requirements, which we refer to as the “50% Ownership Test”; or

•
our stock is “primarily” and “regularly” traded on one or more established securities markets in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly Traded Test.”

The jurisdictions where we and our subsidiaries are incorporated grant “equivalent exemptions” to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S. source shipping income if we satisfy either the 50% Ownership Test or the Publicly Traded Test.
50% Ownership Test
Under the regulations, a foreign corporation will satisfy the 50% Ownership Test for a taxable year if (i) for at least half of the number of days in the taxable year, more than 50% of the value of its stock is owned, directly or constructively through the application of certain attribution rules prescribed by the regulations, by one or more shareholders who are residents of foreign countries that grant “equivalent exemption” to corporations organized in the United States and (ii) the foreign corporation satisfies certain substantiation and reporting requirements with respect to such shareholders. These substantiation requirements are onerous and therefore there can be no assurance that we would be able to satisfy them, even if our share ownership would otherwise satisfy the requirements of the 50% Ownership Test.
We did not satisfy the 50% Ownership Test for our 2022 taxable year. Furthermore, these substantiation requirements are onerous and therefore there can be no assurance that we would be able to satisfy them, even if our share ownership would otherwise satisfy the requirements of the 50% Ownership Test.
Publicly Traded Test
The regulations provide that the stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock used to satisfy the Publicly Traded Test that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.
Under the regulations, the stock of a foreign corporation will be considered “regularly traded” if one or more classes of its stock representing 50% or more of its outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets (such as the Nasdaq Capital Market), which we refer to as the “listing threshold.”
The regulations further require that with respect to each class of stock relied upon to meet the listing threshold: (i) such class of the stock is traded on the market, other than in minimal quantities, on at least sixty (60) days during the taxable year or one-sixth (1/6) of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. Even if a foreign corporation does not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.
Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own directly or indirectly 5% or more of the vote and value of such class of stock, whom we refer to as “5% Shareholders.” We refer to this restriction in the regulations as the “Closely Held Rule.”
For purposes of being able to determine our 5% Shareholders, the regulations permit a foreign corporation to rely on Schedule 13G and Schedule 13D filings with the Commission. The regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.
Additionally, holders of Class A Warrants will not be treated as constructive owners of shares for purposes of the Closely Held Rule.
We believe that our common shares constituted 50% or more of our outstanding shares, by total combined voting power of all classes of our stock entitled to vote and by total combined value of all classes of stock for 2022. Furthermore, based on our analysis of our shareholdings during 2022 (Schedule 13G and Schedule 13D filings with the Commission), while subject to some uncertainty, we believe that we satisfied the Publicly Traded Test for our 2022 taxable year, and we intend to take this position on our tax return.

Due to the factual nature of the issues involved, there can be no assurance that we and our subsidiaries will qualify for the benefits of Section 883 of the Code for the subsequent taxable years.
Taxation in Absence of Exemption
To the extent the benefits of Section 883 are unavailable, our U.S. source gross shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, otherwise referred to as the “4% Tax.” Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% Tax.
To the extent the benefits of the Section 883 exemption are unavailable and our U.S. source gross shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S. source gross shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at a rate of 21%. In addition, we may be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and for certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.
Our U.S. source gross shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:
•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
•
substantially all of our U.S. source gross shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States, or, in the case of income from the leasing of a vessel, is attributable to a fixed place of business in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis, or earning income from the leasing of a vessel attributable to a fixed place of business in the United States. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source gross shipping income will be “effectively connected” with the conduct of a U.S. trade or business.
United States Taxation of Gain on Sale of Vessels
Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.
Allocation of Purchase Price and Characterization of a Unit
No statutory, administrative or judicial authority directly addresses the treatment of a Unit or instruments similar to a Unit for United States federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a Unit should be treated for United States federal income tax purposes as the acquisition of one common share (or one pre-funded warrant in lieu of one common share) and one Class A Warrant. For United States federal income tax purposes, each holder of a Unit must allocate the purchase price paid by such holder for such Unit between the common share or pre-funded warrant and the Class A Warrant based on the relative fair market value of each at the time of issuance. Under United States federal income tax law, each investor must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, we strongly urge each investor to consult his or her tax advisor regarding the determination of value for these purposes. The price allocated to each common share or pre-funded warrant and each Class A Warrant should be the investor’s tax basis in each such common share or pre-funded warrant and each such Class A Warrant, as the case may be. Any disposition of a Unit should be treated for United States federal income tax purposes as a disposition of the common share or pre-funded warrant and the Class A Warrant comprising the Unit, and the amount realized on the disposition should be allocated between the common share or pre-funded warrant and the Class A Warrant based on their respective relative fair market values at the time of disposition (as determined by each such Unit holder based on all relevant facts and circumstances). The separation of the common share or pre-funded warrant and the Class A Warrant comprising a Unit should not be a taxable event for United States federal income tax purposes.
The foregoing treatment of the Units and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a Unit (including alternative characterizations of a Unit). The balance of this discussion assumes that the characterization of the Units described above is respected for United States federal income tax purposes.
Tax Treatment of the Pre-Funded Warrants
We believe that our pre-funded warrants should be treated as our common shares for United States federal income tax purposes, rather than warrants. Assuming this position is upheld, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the common share received. Similarly, the tax basis of a pre-funded warrant should carry over to the common share received upon exercise, increased by the exercise price. However, our position is not binding on the IRS and the IRS may treat the pre-funded warrants as warrants to acquire our common shares. You should consult your tax advisor regarding the United States federal tax consequences of an investment in the pre-funded warrants. The following discussion assumes our pre-funded warrants are properly treated as our common shares.
United States Federal Income Taxation of U.S. Holders
United States Federal Income Tax Treatment of the Class A Warrants
Neither we nor a U.S. Holder of a Class A Warrant will recognize gain or loss as a result of the U.S. Holder’s receipt of a common share upon exercise of a Class A Warrant. A U.S. Holder’s adjusted tax basis in the common share received will be an amount equal to the sum of (i) the U.S. Holder’s adjusted tax basis in the Class A Warrant exercised and (ii) the amount of the exercise price for the Class A Warrant. If the Class A Warrants lapse without being exercised, the U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder’s adjusted tax basis in the Class A Warrants. A U.S. Holder’s holding period for common shares received upon exercise of a Class A Warrant will commence on the date the warrant is exercised.
The exercise price of a Class A Warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a Class A Warrant in the fully diluted common shares without proportionate adjustments to the holders of our common shares, a U.S. Holder of a Class A Warrant may be treated as having received a constructive distribution, which may be taxable to the U.S. Holder as a dividend.
The tax consequences of holding and disposing of our common shares is discussed below. U.S. Holders of our Class A Warrants should also carefully review the section titled “—Passive Foreign Investment Company Rules” as a U.S. Holder of Class A Warrants generally will not be able to make a QEF election with respect to the warrants if we are a PFIC.
Taxation of Distributions Paid on Common Shares
Subject to the passive foreign investment company, or PFIC, rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will generally not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.
Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the Nasdaq Capital Market on which the common shares are expected to be listed); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are or have been, and do not expect to be); (3) the U.S. Non-Corporate Holder has owned the common shares or pre-funded warrants for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares or pre-funded warrants become ex-dividend; and (4) certain other conditions are met.
Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.
Special rules may apply to any “extraordinary dividend” — generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis in a common share — paid by us. If we pay an “extraordinary dividend” on our common shares that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.
Sale, Exchange or other Disposition of Common Shares
Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares or warrants in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such shares or warrants. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the common shares or warrants is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.
Passive Foreign Investment Company Rules
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either:
•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by us during such taxable year produce, or is held for the production of, passive income.
For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary companies in which we own at least 25% of the value of the subsidiary's stock or other ownership interest. Income earned, or deemed earned, by us in connection with the performance of services should not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute “passive income” unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.
In addition, under a special rule for “start-up” companies, a foreign corporation will not be treated as a PFIC for the first taxable year such corporation has gross income, or its “start-up year,” if (i) no predecessor of such corporation was a PFIC, (ii) it is established to the satisfaction of the IRS that such corporation will not be a PFIC for either of the first two taxable years following the start-up year, and (iii) such corporation is not in fact a PFIC for either of the first two taxable years following the start-up year. 2022 was the first taxable year in which we earned gross income; therefore, 2022 is our start-up year for this purpose.
We do not believe that we were a PFIC in 2022. This determination is based on our conclusion that we satisfied the income and asset tests described above in 2022. In addition, if, contrary to our conclusion, it would be determined that we failed the income or asset tests for 2022, we may still be able to qualify for the special exception from PFIC treatment for start-up companies. However, because any such determination would depend on our not becoming a PFIC in the subsequent two years, we cannot currently predict whether we will qualify for the start-up exception.
Although there is no legal authority directly on point, our determinations above are based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly owned subsidiaries own and operate in connection with the production of such income, in particular the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct our affairs in a manner so as to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election is referred to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to the common shares, as discussed below. In addition, if we were to be treated as a PFIC, a U.S. Holder would be required to file an IRS Form 8621 with respect to such holder's common shares.
Taxation of U.S. Holders Making a Timely QEF Election
If a U.S. Holder makes a timely QEF election, which U.S. Holder is referred to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes its pro rata share of our ordinary earnings and its net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common shares or pre-funded warrants will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares or pre-funded warrants and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares or pre-funded warrants. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his, her or its U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will use commercially best efforts to provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make a QEF election for such taxable year. A holder of Class A Warrants generally will not be able to make a QEF election in respect of such Class A Warrants.
Taxation of U.S. Holders Making a “Mark-to-Market” Election
Alternatively, if we were to be treated as a PFIC for any taxable year and, as anticipated, our common shares are treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common shares or pre-funded warrants. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares or pre-funded warrants at the end of the taxable year over such U.S. Holder's adjusted tax basis in the common shares or pre-funded warrants. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares or pre-funded warrants over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares or pre-funded warrants would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares or pre-funded warrants would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares or pre-funded warrants would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election
Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common shares in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares or warrants. Under these special rules:
•
the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common shares or warrants (including, in the case of common shares acquired by exercise of warrants, the holding period of the warrants);

•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and
•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit-sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common shares or warrants. If a Non-Electing Holder who is an individual dies while owning our common shares or warrants, such Non-Electing Holder's successor generally would not receive a step-up in tax basis with respect to such shares or warrants.
Net Investment Income Tax
A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) such U.S. Holder's “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of such U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Holder's net investment income will generally include its gross dividend income and its net gains from the disposition of the common shares or warrants, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income generally will not include a U.S. Holder's pro rata share of the Company's income and gain (if we are a PFIC and that U.S. Holder makes a QEF election, as described above in “— Taxation of U.S. Holders Making a Timely QEF Election”). However, a U.S. Holder may elect to treat inclusions of income and gain from a QEF election as net investment income. Failure to make this election could result in a mismatch between a U.S. Holder's ordinary income and net investment income. If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the net investment income tax to your income and gains in respect of your investment in our common shares or warrants.
United States Federal Income Taxation of Non-U.S. Holders
Dividends paid to a Non-U.S. Holder with respect to our common shares generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).
In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common shares or warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).
Dividends and gains that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting
In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common shares or warrants to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.
In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to distributions paid on our common shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common shares by a non-corporate U.S. Holder, who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	fails in certain circumstances to comply with applicable certification requirements.
A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder's or a Non-U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, our common shares or warrants, unless the shares or warrants are held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.
Marshall Islands Tax Consequences
We are incorporated in the Republic of the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by us to its shareholders, and holders of our common shares or warrants that are not residents of or domiciled or carrying on any commercial activity in the Republic of the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our common shares or warrants.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING OR HOLDING THE COMPANY’S COMMON SHARES OR WARRANTS.

PLAN OF DISTRIBUTION
We will deliver shares of our common stock upon exercise of the Class A Warrants pursuant to their terms. As of March 31, 2023, the Class A Warrants were exercisable for a total of 7,035,970 common shares. For additional information about the Class A Warrants, please see the section of this prospectus entitled “Description of Capital Stock.”

EXPENSES
The expenses of the offering of the securities to which this prospectus relates were substantially paid in connection with the initial offering of the Class A Warrants.
LEGAL MATTERS
The validity of the securities offered by this prospectus and certain other legal matters relating to United States and Marshall Islands law are being passed upon for us by Watson Farley & Williams LLP, New York, New York.
EXPERTS
The consolidated financial statements of United Maritime Corporation appearing in United Maritime Corporation’s Annual Report (Form 20-F) for the year ended December 31, 2022, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The carve-out financial statements of United Maritime Predecessor appearing in United Maritime Corporation’s Annual Report (Form 20-F) for the year ended December 31, 2022, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such carve-out financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors-Accountants, or SOEL, Greece with registration number 107.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Commission a registration statement with respect to the securities offered hereby. This prospectus is a part of that registration statement, which includes additional information. This prospectus does not contain all of the information set forth in the registration statement. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

DOCUMENTS INCORPORATED BY REFERENCE
The Commission allows us to “incorporate by reference” into this prospectus the information we file with, and furnish to it, which means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained in this prospectus or in documents that we file with or furnish to the Commission and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information. We hereby incorporate by reference the documents listed below:
•	our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Commission on April 4, 2023.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing to or telephoning us at the following address: Attn: General Counsel, United Maritime Corporation, 154 Vouliagmenis Avenue, 166 74 Glyfada, Greece, Tel: +30 2130181507. Alternatively, copies of these documents are available via our website (www.unitedmaritime.gr). The information on our website is not incorporated by reference into this prospectus.
You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

Up to 7,035,970 Common Shares
Issuable Upon the Exercise of Outstanding Class A Warrants

United Maritime Corporation
PROSPECTUS
   , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.	Indemnification of Directors and Officers
I.	Article 8, Section 1 of the Bylaws of the registrant provides that:
Any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporation Act of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he is not entitled to indemnification under this section.
II.	Section 60 of the BCA provides as follows:
Indemnification of directors and officers:
(1)
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

III.	Indemnification Agreements
The registrant has entered, and expects to continue to enter, into agreements to indemnify its directors, executive officers and other employees as determined by the registrant’s board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The registrant believes that the provisions in its Bylaws and indemnification agreements described above are necessary to attract and retain talented and experienced officers and directors.
Item 7.	Recent Sales of Unregistered Securities.
In July 2022, the Company issued 1,512,004 of its common shares, 5,000 of its Series C Convertible Preferred Shares to Seanergy and 40,000 of its Series B Preferred Shares to the holder of all of Seanergy’s issued and outstanding Series B preferred shares, in exchange for Seanergy’s contribution to the Company of all the outstanding shares of the Company’s vessel-owning subsidiary and the contribution of $5.0 million in cash as working capital in conjunction with the spin-off transaction described in the Company’s registration statement on Form 20-F filed with the Commission on June 6, 2022. The common shares were distributed pro rata to all of the Company’s common shareholders while the Series B Preferred Shares were distributed pro rata to the holder of all of Seanergy’s issued and outstanding Series B preferred shares, who is the Company’s Chairman and Chief Executive Officer. On July 8, 2022, the Company agreed to issue an additional 5,000 of its Series C Convertible Preferred Shares to Seanergy in exchange for $5.0 million in cash. These issuances were each exempt from registration as a transaction not involving an offering in the United States under Regulation S of the Securities Act.

Item 8.	Exhibits and Financial Statement Schedules
Exhibit Number	Description
1.1
Placement Agency Agreement dated July 18, 2022 between the Company and Maxim Group LLC, as sole placement agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 6-K filed with the Commission on July 21, 2022)

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form 20-F filed with the Commission on June 6, 2022)

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 1.2 to the Company’s Registration Statement on Form 20-F filed with the Commission on June 6, 2022)

4.1	Form of Common Share Certificate (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 20-F filed with the Commission on June 6, 2022)

4.2
Statement of Designation of the Series A Participating Preferred Stock of the Company (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form 20-F filed with the Commission on June 6, 2022)

4.3
Statement of Designation of the Series B Preferred Shares of the Company (incorporated by reference to Exhibit 2.3 to the Company’s Registration Statement on Form 20-F filed with the Commission on June 6, 2022)

5.1
Opinion of Watson Farley & Williams LLP as to the validity of the securities (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form F-1 (333-266099) filed with the Commission on July 12, 2022).

8.1
Opinion of Watson Farley & Williams LLP as to certain tax matters (incorporated by reference to Exhibit 8.1 to the Company’s Registration Statement on Form F-1 (333-266099) filed with the Commission on July 12, 2022).

10.1	Shareholders Rights Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-1 filed with the Commission on July 12, 2022)

10.2
Amended and Restated Equity Incentive Plan of the registrant dated December 28, 2022 (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 20-F filed with the Commission on April 4. 2023)

10.3
Right of First Refusal Agreement by and between the Company and Seanergy Maritime Holdings Corp. (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-1 filed with the Commission on July 12, 2022)

10.4
Contribution and Conveyance Agreement by and between the Company and Seanergy Maritime Holdings Corp. (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-1 filed with the Commission on July 12, 2022)

10.5
Master Management Agreement by and between the Company and Seanergy Maritime Holdings Corp. (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form F-1 filed with the Commission on July 12, 2022)

Exhibit Number	Description
10.6
Form of Technical Management Agreement with Seanergy Shipmanagement Corp. (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form 20-F filed with the Commission on June 6, 2022)

10.7	Form of Technical Management Agreement with V.Ships Limited (incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form 20-F filed with the Commission on April 4. 2023)

10.8	Technical Management Agreement for the MT Epanastasea (incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form 20-F filed with the Commission on April 4. 2023)

10.9
Form of Commercial Management Agreement with Seanergy Management Corp. (incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form 20-F filed with the Commission on June 6, 2022)

10.10	Commercial Management Agreement for the MT Epanastasea (incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form 20-F filed with the Commission on April 4. 2023)

10.11
Facility Agreement dated July 15, 2020 among Seanergy Maritime Holdings Corp., Sea Genius Shipping Co., Sea Glorius Shipping Co., the financial institutions listed in Part B of Schedule 1 thereto, Lucid Trustee Services Limited and Lucid Agency Services Limited (incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form 20-F filed with the Commission on June 6, 2022)

10.12
Deed of Release, Accession and Amendment among the Company, Seanergy Maritime Holdings Corp., Sea Glorius Shipping Co., Kroll Agency Services Limited and Kroll Trustee Services Limited dated July 1, 2022 (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form F-1 filed with the Commission on July 12, 2022)

10.13
Amendment and Restatement Agreement dated July 28, 2022 among United Maritime Corporation, Sea Glorius Shipping Co., Kroll Trustee Services Limited and Kroll Agency Services Limited (incorporated by reference to Exhibit 4.13 to the Company’s Registration Statement on Form 20-F filed with the Commission on April 4. 2023)

10.14
Side Letter dated November 4, 2022 to Kroll Agency Services Limited (incorporated by reference to Exhibit 4.14 to the Company’s Registration Statement on Form 20-F filed with the Commission on April 4. 2023)

10.15
Facility Agreement dated August 8, 2022 among Parosea Shipping Co., Bluesea Shipping Co., Minoansea Maritime Co., Epanastasea Maritime Co., United Maritime Corporation, the financial institutions listed in Part B of Schedule 1 thereto, Kroll Trustee Services Limited and Kroll Agency Services Limited (incorporated by reference to Exhibit 4.15 to the Company’s Registration Statement on Form 20-F filed with the Commission on April 4. 2023)

10.16
Form of Securities Purchase Agreement between United Maritime Corporation and certain purchasers thereto (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 6-K filed with the Commission on July 21, 2022)

Exhibit Number	Description
10.17.1
Warrant Agency Agreement dated July 19, 2022 between United Maritime Corporation and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 6-K filed with the Commission on July 21, 2022)

10.17.2	Form of Class A Share Purchase Warrant (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 6-K filed with the Commission on July 21, 2022)

10.18
Supplemental Letter dated October 26, 2022 among Parosea Shipping Co. Bluesea Shipping Co., Minoansea Maritime Co., Epanastasea Maritime Co., the lenders thereto, Kroll Agency Services Limited, and Kroll Trustee Services Limited (incorporated by reference to Exhibit 4.18 to the Company’s Registration Statement on Form 20-F filed with the Commission on April 4. 2023)

10.19
Second Supplemental Agreement dated December 21, 2022 among Minoansea Maritime Co., Epanastasea Maritime Co., the financial institutions listed therein, Kroll Agency Services Limited, and Kroll Trustee Services Limited (incorporated by reference to Exhibit 4.19 to the Company’s Registration Statement on Form 20-F filed with the Commission on April 4. 2023)

10.20
Deed of Accession, Amendment and Restatement dated January 30, 2023 among Minoansea Maritime Co., Epanastasea Maritime Co., Good Maritime Co., Traders Maritime Co., United Maritime Corporation, Kroll Agency Services Limited, Kroll Trustee Services Limited, among others (incorporated by reference to Exhibit 4.20 to the Company’s Registration Statement on Form 20-F filed with the Commission on April 4. 2023)

10.21
Bareboat Charterparty dated February 9, 2023 for the M/V Chrisea (incorporated by reference to Exhibit 4.21 to the Company’s Registration Statement on Form 20-F filed with the Commission on April 4. 2023)

10.22
Bareboat Charter Agreement dated March 31, 2023 between NML Oasea LLC and Oasea Maritime Co. for the M/V Oasea (incorporated by reference to Exhibit 4.22 to the Company’s Registration Statement on Form 20-F filed with the Commission on April 4. 2023)

10.23
Guarantee in respect of M/V Oasea dated March 31, 2023 between NML Oasea LLC and Oasea Maritime Co. (incorporated by reference to Exhibit 4.23 to the Company’s Registration Statement on Form 20-F filed with the Commission on April 4. 2023)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 to the Company’s Registration Statement on Form 20-F filed with the Commission on April 4. 2023)

23.1	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.*

23.2	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.*

23.3	Consent of Watson Farley & Williams LLP (included in its opinions filed as Exhibits 5.1 and 8.1)

24.1	Powers of Attorney (included in the signature pages hereof)**

107	Filing Fee Table**
*	Filed herewith
**	Previously filed

Item 9.	Undertakings
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on April 4, 2023.
UNITED MARITIME CORPORATION

By:	/s/ Stamatios Tsantanis
Name:	Stamatios Tsantanis
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Stamatios Tsantanis and Will Vogel his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on April 4, 2023 in the capacities indicated.
Signature	Title

/s/ Stamatios Tsantanis	Director, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Stamatios Tsantanis

/s/ Stavros Gyftakis*	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Stavros Gyftakis

/s/ Christina Anagnostara*	Director
Christina Anagnostara

/s/ Ioannis Kartsonas*	Director
Ioannis Kartsonas

/s/ Dimitrios Kostopoulos*	Director
Dimitrios Kostopoulos
*	Pursuant to power of attorney
By:	/s/ Stamatios Tsantanis
Stamatios Tsantanis

AUTHORIZED REPRESENTATIVE
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of United Maritime Corporation., has signed this registration statement in the City of Newark, State of Delaware on April 4, 2023.
PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director